Yuma Hospitality Properties LLLP

Restructuring Agreement

This Agreement is made as of February 15, 2017 by and among:

RARE EARTH FINANCIAL, LLC, an Arizona limited liability company (“REF”) and General Partner of Yuma Hospitality Properties, LLLP;

INNSUITES HOSPITALITY TRUST, an Ohio business trust (“IHT”) and General Partner of Yuma Hospitality Properties, LLLP; and

YUMA HOSPITALITY PROPERTIES LIMITED PARTNERSHIP, an Arizona Limited Partnership (“Yuma”)

RECITALS:

A.	Yuma owns and operates the Yuma InnSuites Best Western Hotel & Suites, a 166-unit hotel in Yuma, Arizona (the “Property”).

B.	Yuma currently has 394 Class A Interests or 49.25% owned by third party Accredited Investors, 401 Class B Interests or 50.12% owned by IHT and 5 Class C Interests or .63% owned by REF. There are a total of 800 units or interests.

C.	REF and IHT wish to restructure the Yuma Partnership ownership from General Partner majority-owned to accredited investor majority-owned. Total Interests outstanding will remain unchanged at 800 with Class A, Class B and Class C Limited Liability Limited Partnership Interests (referred to collectively as “Interests”) restructured with the Yuma Partnership purchasing 300 existing IHT Class B Interests and reissuing 300 Class A units to accredited investors as Class A Interests causing Yuma to offer and sell up to approximately 300 Class A (2017 series) Interests, (there is a potential over-allotment of up to 40 Interests) in Yuma to accredited investors at $10,000 per interest for 300 Interests for $3 million) (the “Offering”). REF, as a General Partner (“GP”) of Yuma, will coordinate the offering and sale of Class A Interests to qualified third parties. REF and other REF Affiliates may purchase Interests under the offering.

D.	There are an existing 800 units. The 300 (to 340) Class B units held by IHT are being sold to the partnership and replaced by a like number of new Class A units reducing IHT ownership from 50.12% to 12.62% (or 7.62% if over-allotment exercised). The total number of units will remain unchanged at 800 units.

E.	Offering proceeds of 300 units would be as follows:

All proceeds go to the Partnership for Class A units and then go from the Partnership to IHT to purchase like number of Class B units from IHT. IHT will use proceeds as follows:

●	$30,000	Offering Expenses

●	$2,730,000	Build equity and cash reserves of IHT

●	$240,000	Rare Earth Restructuring Fee (if at least $1,000,000 in Interests are sold)

●	$3,000,000	Total

Note: In this example the Yuma Partnership will sell 300 units purchased from IHT to the Yuma Partners to be reissued as Class A units.

FOR VALUABLE CONSIDERATION RECEIVED, the parties agree as follows:

1.       Restructuring of Yuma. As soon as practical after execution of this Agreement, but no later than February 15, 2017, REF and IHT, as the GPs of Yuma, will:

(a)	amend and restate the Partnership Agreement, in form and substance acceptable to Yuma, REF and IHT to:

(i)	Consent Partnership to purchase Class B IHT Interests and reissue to accredited investors as Class A Interests for a maximum of 340 Interests.

(ii)	REF and IHT will agree upon completion of the offering IHT will resign as General Partner, with REF to continue as sole GP having final GP decision authority.

2.       Offering. Yuma Partnership will conduct the Offering to accredited investors only, of up to 300 Class A Interests (plus a possible over allocation of up to 40 Interests) at $10,000 per Interest (the “Offering Price”), for a total of $3,000,000 (the “Offering”) or upon over-allotment a total of $3,400,000.

The Offering contemplates costs of $30,000, and if at least $1,000,000 in Interests are sold, a Restructuring Fee of $240,000 goes to REF all paid by IHT and not by the Partnership.

3.       Interests.

(a)       All Partnership Interests will have equal voting rights and will share equally in all distributions (including distributions or proceeds payable upon a Triggering Event), subject to (1) priority distribution rights and distribution catch-up rights described in paragraph 3(b), and (2) REF 50% incentive participation described in paragraph 3(e).

(b)       All Partnership Interests will be entitled to receive priority distributions annually from Yuma of 7% per net $10,000 invested ($700) prorated from date of investment through January 31, 2020. However, priority distributions will be paid first to Class A Interests, second to Class B Interests and third to Class C Interests. Priority distributions will be cumulative through January 31, 2020, so that all priority distributions must be paid in full to Class A Interests before any priority distributions are paid to Class B or C Interests, and all priority distributions must be paid in full to Class A and B Interests before priority distributions are paid to Class C Interests. Once all priority distributions to other holders of Class A Interests have been paid current with completion of priority distributions due Class A Interests through January 31, 2020, thereafter Class A Interests will not participate in distributions by Yuma until Class B distributions have been paid current through January 31, 2020. Then Class C Interests are brought current thereafter. If a Triggering Event of Yuma occurs (including a sale or refinancing of substantially all of the assets of YUMA, or merger, sale, liquidation or other winding-up of Yuma) prior to the payment of all priority distributions of proceeds to the Partners (including the GP participation described in 3(e), then priority distributions will be caught up first.

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(c)        After January 31, 2020, all Partnership Interests will share equally in all distributions. If a Triggering Event (as defined in 3(b)) of Yuma occurs prior to the payment of all accumulated distributions to the Partners, such accumulated distributions will be paid out of any proceeds of the event before general distribution of the proceeds to the Partners (including the REF General Partners’ incentive participation described in 3(e)). In the event that funds generated from a Triggering Event are insufficient to pay the total amount of all such accumulated distributions owed to the Partners, all Class A Partners will participate pro rata in the funds available for distribution to them until paid in full, then Class B, then Class C.

(d)       Distributions will be payable quarterly in arrears based on calendar quarters, due 50 days after the end of the quarter. Scheduled distributions will be prorated initially and will be payable on or before 50 days after the end of each calendar quarter. Thereafter, distributions will be made every three months provided, in the sole judgment and discretion of the GP, cash is available for such distributions. Yuma will use its best efforts to pay the 7% annual distribution, paid quarterly contemplated in paragraph 3(b) and quarterly distributions contemplated in paragraph 3(c).

(e)       In the event that either (a) all Interests have been redeemed, or (b) all Interests are current in the distributions to which they are entitled including 7% per year for each full or partial year held, and they have received distributions of at least $10,000 per Interest in addition to 7% annual distributions, REF will receive a profit participation incentive of 50% of (1) any distributions to Yuma Class A, B and C Interests and (2) 50% of the proceeds from any Triggering Event (as defined in 3(b)) as additional consideration as a General Partner. The remaining distributions to all partners (Class A, B, and C) will be pro rata based on number of Interests owned.

4.       Best efforts:. Rare Earth will use its best efforts to sell at least 100 Interests on or before February 15, 2018.

5.       Removal of General Partner. At any time, a Majority-in-Interest of all LP and GP interests of Yuma may remove REF and/or IHT as GP and elect a new GP. Notwithstanding its removal as GP pursuant to this paragraph, REF will retain the profit participation incentive right described in paragraph 3(e).

6.       Ownership of Yuma. The table below demonstrates the capital structure of Yuma. 0

In the event of the sale of 150 or 300 units (and in the event the maximum additional 40 units) capitalization would be as follows:

	Initially	%	Syndication of 150 Offering Units*		%	Syndication of 300 Offering Units**		%	If 40 units are over subscribed	%

Investors	394	(49.25)	544		(68.00)	694		(86.75)	734	(91.75)
IHT	401	(50.125)	251		(31.375)	101		(12.625)	61	(7.625)
REF	5	(.625)	5		(.625)	5		(.625)	5	(.625)
	800	100%	800	*	100%	800	**	100%	800	100%

*In this example, IHT will sell 150 units to Yuma to be reissued to investors as Class A units.

**In this example IHT will sell 300 to Yuma to be reissued to investors as Class A units.

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7.       Miscellaneous.

(a)        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

(b)       Waiver. No waiver or modification of this Agreement shall be valid unless in writing and executed by the party against which the waiver or modification is to be enforced. No waiver of any breach or default shall operate as a waiver of any other breach or default, whether similar or different form the breach or default waived.

(c)        Severability. All provisions of this Agreement are severable, and if any provision is held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not be affected, and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provisions were not contained herein.

(d)       Entire Agreement. This Agreement constitutes the complete understanding of the parties hereto, and supersedes all prior understandings or agreements, whether oral or written. This Agreement shall be binding upon the inure to the benefit of the parties hereto, their successors, their legal representatives, heirs and assigns.

(e)       Board Approval. IHT and Yuma will obtain approval of the Board of Trustees of InnSuites Hospitality Trust with James Wirth abstaining prior to authorizing Marc Berg to sign on behalf of these entities.

The parties have executed this Agreement effective as of the date first written above.

INNSUITES HOSPITALITY TRUST (IHT)

By:	/s/ Marc Berg
Marc Berg – Executive Vice President

RARE EARTH FINANCIAL LLC (REF)

By:	/s/ James Wirth
James Wirth, Manager

YUMA HOSPITALITY PROPERTIES LIMITED PARTNERSHIP

By:	InnSuites Hospitality Trust, GP

By:	/s/ Marc Berg
Marc Berg – Executive Vice President

JAMES WIRTH

/s/ James Wirth

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